Exhibit 99.2

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

Contacts:
Investors:	Media:
Gary Kohn	Robin Caputo
303-625-5256	303-267-3876
gkohn@ciber.com	rcaputo@ciber.com

CIBER HOSTS INVESTOR MEETING

Provides Vision Update and Roadmap to Future Success

Discusses Long-term Outlook and 2011 Guidance

GREENWOOD VILLAGE, CO, Dec. 15, 2010— CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today hosted a meeting with investor and analysts.

CIBER President and CEO David Peterschmidt, together with Peter Cheesbrough Executive Vice President and CFO and Tony Hadzi Executive Vice President and President CIBER North America, outlined CIBER’s new vision and roadmap for future success.

Mr. Peterschmidt said, “CIBER’s primary objective is to deliver sustained, predictable performance.  In order to accomplish this we have developed a strategic plan and instilled stricter operational regimens.  The key elements of the strategic plan are a tighter focus on our market approach, development of a world-class sales force, and enhancements to our information technology infrastructure.

“Since my arrival in July, we have made progress on these initiatives and the momentum we have created will continue through 2011, a year in which financial results will improve and set the stage for 2012 and beyond.”

During the meeting, the company also discussed its long-term financial outlook and its expectations for 2011.

CIBER’s long-term objectives include:

•                  Double-digit revenue growth annually

•                  Gross profit margin exceeding 30%

•                  Operating income margin exceeding 8%

•                  Double-digit earnings per share growth annually

For 2011, a year the company called a first step in achieving its long-term objectives, the company expects:

•                  Revenue growth to exceed 4.0%

•                  Gross profit margin to exceed 25.5%

•                  Operating income margin to exceed 3.5%,

•                  Earnings per share to exceed $0.30

Webcast Replay

A replay of the webcast is available at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections.  Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify forward-looking statements.  For example, we make certain forward-looking statements regarding our current estimates for revenue and profitability for the Company for 2010.  These statements reflect a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements.  These risks include, without limitation, risks that: (1) economic and political conditions, including regulatory or legislative action, adversely affect us or our clients’ businesses and levels of business activity; (2) we cannot expand and develop our services and solutions in response to changes in technology and client demand; (3) we cannot compete effectively in the highly competitive consulting, systems integration and technology and outsourcing markets; (4) our work in the government contracting environment exposes us to additional risks; (5) our clients may terminate their contracts with us or be unable or unwilling to pay us for our services which may impact our accounting assumptions; (6) our outsourcing services subject us to operational and financial risk; (7) the type and level of technology spending by our clients may change; (8) we cannot maintain favorable pricing and utilization rates; (9) legal liability may result from solutions or services we provide; (10) we cannot anticipate the cost and complexity of performing our work or we are not able to control our costs; (11) our global operations are subject to complex risks, some of which might be beyond our control, including, but not limited to, fluctuations in foreign exchange rates; (12) we cannot balance our resources with client demand or hire sufficient employees with the required skills and background; (13) we may incur liability from our subcontractors’ or other third parties’ failure to deliver their project contributions on time or at all; (14) we cannot manage the organizational challenges associated with our size; (15) consolidation in the industries that we serve could adversely affect our business; (16) our ability to attract and retain business depends on our reputation in the marketplace; (17) our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; and/or (18) other factors discussed from time to time in the Company’s news releases and public statements, as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in the Form 10-Q and our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission.  Most of these factors are beyond our ability to predict or control.  Forward-looking statements are not guarantees of performance and speak only as of the date they are made, and we undertake no obligation to publicly update any forward-looking statements in light of new information or future events.  Readers are cautioned not to put undue reliance on forward-looking statements.

About CIBER, Inc.

CIBER, Inc. is a global information technology consulting, services and outsourcing company applying practical innovation through services and solutions that deliver tangible results for both commercial and government clients. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 8,000 employees. We operate in 19 countries, serving clients from 14 Global Solution Centers and 70 local offices in North America, Europe and Asia/Pacific. Annual revenue in 2009 exceeded $1.0 billion. CIBER trades on the New York Stock exchange (NYSE: CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com.